EXHIBIT 10.44
CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS
This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is entered into by and between Kurt Adzema (“Employee”) and Sanmina Corporation (“Employer”). The term “Party” or “Parties” as used herein shall refer to Employee, Employer, or both, as may be appropriate.
1.Last Day of Employment. Employee’s last day of employment with Employer shall be January 5, 2024 (“Separation Date”), on which day Employee also will receive his final paycheck (including any unused, accrued paid time off).
2.Consideration; Indemnification of Tax Consequences.
(a)In consideration for signing this Separation Agreement and complying fully with its terms, and provided Employee does not subsequently revoke this Separation Agreement within the allotted time, Employer agrees to provide the following financial consideration to Employee:
(1)A lump-sum payment of FIVE HUNDRED SEVENTY THOUSAND DOLLARS ($570,000) (the “Separation Payment”). The Separation Payment, less applicable deductions and withholdings for federal, state and local income and employment taxes, shall be paid on the next regular payroll date of the Employer after the Separation Date.
(2)Employer shall accelerate the vest date of twenty-two thousand three hundred thirty-four (22,334) shares subject to Employee’s existing RSU and PSU grants, as further described in Attachment A hereto, effective on the Separation Date. Employee understands, acknowledges, and agrees that any accelerated vesting is conditioned upon and subject to the approval of the Compensation Committee of Employer’s Board of Directors, and the Parties’ execution of any other documentation or approvals required under the terms of such equity awards and the 2019 Equity Incentive Plan (as amended). The Employer shall inform the Employee in writing within 5 days of the signing of this agreement if the approvals were received.
(b)Employee acknowledges and agrees that with the exception of (i) his base salary payable through the Separation Date, (ii) a cash bonus under the FY23 Bonus Plan equal to TWO HUNDRED SEVENTY-FVE THOUSAND DOLLARS ($275,000) to be paid on or about December 15, 2023, (iii) the continued vesting of the equity awards listed on Attachment B-1 hereto, (iv) provided Employee does not subsequently revoke this Separation Agreement within the allotted time, the continued vesting of the equity awards listed on Attachment B-2 hereto and (v) the consideration provided for in Section 2(a), Employee: (i) shall receive no further payment in respect of his employment and separation from Employer; (ii) is not entitled to any additional payments of any kind or type in consideration of such employment, including payment under the terms of any bonus, performance, or incentive plan, specifically including any Annual Bonus (collectively, “Compensation Plans”); and (iii) voluntarily waives irrevocably any claim under any such Compensation Plans.
(c)Except as provided in Section 2(a)(2) and 2(b), Employee understands and acknowledges that any unvested equity awards shall be cancelled on the Separation Date in accordance with the terms of such equity awards and the 2019 Equity Incentive Plan (as amended), as applicable, and that no amounts shall be payable in respect of such awards.
(d)Employee agrees to indemnify and hold Employer harmless for the amount of any taxes, penalties, or interest that may be assessed by any governmental tax authority against Employer in connection with such governmental authority’s determination that Employer was required to, but failed to, withhold or report the correct amount of income or employment taxes from the payments made to Employee pursuant to this Section 2. Employee agrees that Employee shall indemnify Employer for the full amount of such liability within thirty (30) days after receipt of notice from Employer of the assessment of such taxes, penalties, or interest.
3.Non-Solicitation. In exchange for the financial consideration set forth in Section 2(a) above, and in view of the highly sensitive strategic, operational, financial, and personnel-related trade secrets and other confidential information to which Employee was exposed and had access during his period of employment with Employer, Employee agrees, for a period of twelve (12) months from the Separation Date, Employee shall not, directly or indirectly, solicit any employee who is uniquely essential to the management, organization, or service of Employer’s business to accept employment elsewhere. “Employer’s business,” as used herein, shall include the business of Employer’s subsidiaries and affiliates. Employee acknowledges and agrees that the foregoing covenant constitutes a material inducement to Employer to enter into this Separation Agreement; (ii) any breach of these covenants would substantially damage Employer’s business; and (iii) the remedy for any such breach shall be, upon Employer’s written demand, the return of all consideration received under Section 2(a) of this Separation Agreement.

4.No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the consideration specified in Section 2 above, except for Employee’s execution of this Separation Agreement and the fulfillment of the promises contained herein.
5.COBRA Benefits. Employee understands and agrees that Employee’s right to benefits under Employer’s health and welfare benefit program, if any, shall be limited to and governed by those set forth under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

6.General Release, Claims Not Released, and Related Provisions.
(a)General Release of Claims. Employee, individually and on behalf of Employee’s heirs, executors, administrators, representatives, attorneys, successors, and assigns, knowingly and voluntarily releases and forever discharges Employer, including its affiliates, subsidiaries, divisions, predecessors, insurers, successors, and assigns, and their current and former employees, representatives, attorneys, officers, directors, and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and the trustees, administrators, representatives, fiduciaries, and insurers of such plans and programs (collectively, the “Released Parties”), to the fullest extent permitted by law, of and from any and all claims, known and unknown, asserted and unasserted, which Employee has or may have against the Released Parties as of the date of execution of this Separation Agreement, including, but not limited to, any alleged violation of:
Title VII of the Civil Rights Act of 1964;
The Civil Rights Act of 1991;
Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);
The Immigration Reform and Control Act;
The Americans with Disabilities Act of 1990;
The Age Discrimination in Employment Act of 1967 (“ADEA”);
The Workers Adjustment and Retraining Notification Act;
The Occupational Safety and Health Act;
The Sarbanes-Oxley Act of 2002;
The Fair Credit Reporting Act;
The Family and Medical Leave Act;
The Equal Pay Act;
The Genetic Information Nondiscrimination Act of 2008;
The California Family Rights Act – Cal. Gov’t Code § 12945.2;
The California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.;
The California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq.;

Statutory Provisions Regarding the Confidentiality of AIDS Information – Cal. Health & Safety Code § 120775 et seq.;
The California Confidentiality of Medical Information Act – Cal. Civ. Code § 56 et seq.;
The California Parental Leave Law – Cal. Lab. Code § 230.7 et seq.;
The California Apprenticeship Program Bias Law – Cal. Lab. Code § 3070 et seq.;
The California Equal Pay Law – Cal. Lab. Code § 1197.5;
The California Whistleblower Protection Law – Cal. Lab. Code § 1102.5;
The California Military Personnel Bias Law – Cal. Mil. & Vet. Code § 394;
Statutory Provisions Regarding California Family and Medical Leave – Cal. Lab. Code § 233;
Statutory Provisions Regarding California Electronic Monitoring of Employees – Cal. Lab. Code § 435;
The California Occupational Safety and Health Act, as amended, California Labor Code § 6300 et seq., and any applicable regulations thereunder;
The California Obligations of Investigative Consumer Reporting Agencies Law – Cal. Civ. Code § 1786.10 et seq.;
The California Political Activities of Employees Law – Cal. Lab. Code § 1101 et seq.;
The California Domestic Violence Victim Employment Leave Law – Cal. Lab. Code § 230.1;
The California Court Leave Law – Cal. Lab. Code § 230;
Those other provisions of the California Labor Code that lawfully may be released;
Any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance;
Any public policy, contract (express or implied), tort or common law; or
Any basis for recovering costs, fees or other expenses, including attorneys’ fees, incurred in these matters, unless specifically not released as described in Section 6(b) below.
(b)Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested accrued employee benefits under Employer’s health, welfare, or retirement benefit plans as of the Separation Date; (ii) benefits or rights to seek benefits under applicable workers’ compensation or unemployment insurance or indemnification statutes; (iii) pursue claims that by law cannot be waived by signing this

Separation Agreement; (iv) enforce this Separation Agreement; or (v) challenge the validity of this Separation Agreement.
(c)Government Agencies. Nothing in this Separation Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, action, or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, U.S. Securities and Exchange Commission (“SEC”), etc.), nor does anything in this Separation Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any government agencies. In addition, nothing in this Separation Agreement, including, but not limited to, the release of claims, prohibits Employee from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including, but not limited to, the DOJ, the SEC, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including, but not limited to, any such programs managed by the SEC or the Occupational Safety and Health Administration. However, to the maximum extent permitted by law and expressly excluding Employee’s participation in the above-described federal whistleblower programs, Employee agrees that Employee shall not be entitled to recover any individual monetary relief or other individual remedies in connection with an Employee-initiated administrative claim.
(d)Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which any one or more Released Parties is involved.
7.Waiver of California Civil Code section 1542. To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of specifically waiving rights under section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Released Parties, Employee expressly acknowledges this Separation

Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Separation Agreement, and that this Separation Agreement contemplates the extinguishment of any such claims. Employee affirms that Employee has read this Separation Agreement, including this waiver of California Civil Code section 1542, and that Employee has consulted with or had the opportunity to consult with counsel of Employee’s choosing about this Separation Agreement and specifically about the waiver of section 1542, and that Employee understands this Separation Agreement and the waiver of section 1542, and so Employee freely and knowingly enters into this Separation Agreement. Employee further acknowledges that Employee later may discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Separation Agreement, and even so Employee agrees that the releases and agreements contained in this Separation Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee expressly assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Separation Agreement or with regard to any facts now unknown to Employee relating thereto.
8.Acknowledgements and Affirmations.
(a)Employee affirms that Employee has not filed or caused to be filed any claim, complaint, or action against any of the Released Parties in any forum or form, and that Employee presently is not a party to any claim, complaint, or action against any of the Released Parties in any forum or form.
(b)Employee further affirms that Employee has reported all hours worked as of the date of execution of this Separation Agreement and timely has been paid or has received all compensation, wages, bonuses, commissions, and benefits that are due and payable as of the date of execution of this Separation Agreement.
(c)Employee also affirms that Employee has no known workplace injuries or occupational diseases and that Employee has been granted or has not been denied any leave to which Employee was entitled under the Family and Medical Leave Act or disability accommodation laws.
(d)Employee affirms that all of Employer’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Separation Agreement were not discriminatory based on race, color, religion, sex, gender, gender identity, gender expression, sexual orientation, marital status, national origin, ancestry, mental and physical disability, medical condition, age, pregnancy, denial of medical and family care leave, pregnancy disability leave, or any other classification protected by law.
(e)Employee affirms that as of the date Employee signs this Separation Agreement, Employee is not Medicare eligible (i.e., is not sixty-five (65) years of age or older; is not suffering from end-stage renal failure; has not received Social Security Disability Insurance benefits for twenty-four (24) months or longer, etc.). Nonetheless, if the Centers for Medicare & Medicaid Services (the “CMS”) (this term includes any related agency representing Medicare’s interests) determines that Medicare has an interest in the payment to Employee under this Separation Agreement, Employee agrees to indemnify, defend, and hold the Released Parties harmless from any action by the CMS relating to medical expenses of Employee. Employee agrees to reasonably cooperate with the Released Parties upon request with respect to (i) any information needed to satisfy the reporting requirements under Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, and (ii) any claim the CMS may make and for which Employee is required to indemnify the Released Parties under this Section. Further, Employee agrees to waive any and all future actions against the Released Parties for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).
9.Limited Disclosure/Confidentiality.
(a)For purposes of this Section 9, “Confidential Information” is defined as: information relating to the Employer (and its affiliates) that is proprietary and/or confidential to the Employer and that is not generally known by or readily accessible to the public (unless due to a wrongful disclosure by Employee). Confidential Information includes, but is not limited to, to the maximum extent permitted by law: financial data, employee data, operational data, prices, costs, bids, estimates, plans, blueprints, drawings and project descriptions; legal, accounting, marketing and business plans, strategies and techniques; trade secrets and other formulas; and the identity and requirements of the customers/clients, suppliers, vendors or potential customers/clients of the Employer or any of its affiliates.
(b)Employee further agrees that Confidential Information shall include: the fact of this Separation Agreement, the contents of this Separation Agreement (including the amount paid as consideration), and the discussions leading up to this Separation Agreement.
(c)Employee agrees that Employee will not publicize or disclose, or cause or knowingly permit or authorize the disclosure of, any Confidential Information to any person, firm, organization, or entity of any and every type, public or private, for any reason, at any time, without the prior written consent of Employer unless otherwise compelled or permitted by operation of law. The Parties acknowledge their intention that the provisions of this Section 9 create no liability for disclosures made: (i) by persons from public information released prior to Employee’s execution of this Separation Agreement; (ii) pursuant to Section 17 below to enforce the terms of this Separation Agreement; or (iii) as otherwise compelled or permitted by operation of law.
(d)Employee acknowledges the confidentiality provisions of this Section 9 constitute a material inducement to Employer to enter into this Separation Agreement and represents that Employee has not directly or indirectly disclosed any Confidential

Information to any third-party prior to Employee’s execution of this Separation Agreement. In view of the nature of Employee’s employment and the nature of Confidential Information Employee received during the course of Employee’s employment, Employee agrees that any unauthorized disclosure to third-parties of Confidential Information or other violation, or threatened violation, of this Separation Agreement would cause irreparable damage to the confidential or trade secret status of Confidential Information and to Employer, and that, therefore, Employer, and each person constituting Employer hereunder, shall be entitled to an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation, or threatened violation.
(e)Notwithstanding the foregoing, Employee is permitted to disclose the contents of this Separation Agreement to Employee’s spouse, tax advisors, or attorneys with whom Employee chooses to consult regarding Employee’s consideration of this Separation Agreement. However, each such person to whom Employee discloses the contents of this Separation Agreement shall be bound to the confidentiality provisions hereof and any disclosure of the contents of this Separation Agreement by any such person shall constitute a breach by Employee of Section 9(a) above.
10.Pre-Existing Agreements; Personal Information.
(a)The Parties acknowledge and agree that with the exception of the non-solicitation provision (Section 3(h)) and choice of law provision (Section 7) contained in the “Proprietary Information and Inventions Agreement” signed by Employee on October 14, 2019 (the “PII Agreement”), which Sections 3 and 17 respectively of this Separation Agreement hereby amend, the terms and conditions set forth in the PII Agreement shall in no way be altered, modified, enhanced, diminished, or amended by this Separation Agreement, and that the PII Agreement stands alone, operates individually, and shall be enforced separately without reference to or effect by the Separation Agreement.
(b)Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.
11.Cooperation. Upon reasonable advance written notice, Employee will make himself available to meet or speak informally with Employer or its representatives to answer questions to the best of his ability about any documents, or the meetings, conversations, transactions, or events described in such documents, that Employer reasonably believes to be relevant to any legal, regulatory, or investigatory proceeding or matter (formal or informal) related in whole or in part to the time period Employee was employed by Employer.

12.Other Agreements.
(a)Neither Employer nor Employee shall make any disparaging or defamatory remarks, in writing, orally, or electronically, about the other Party or, in the case of Employee, any of the Released Parties, or any of their respective practices, products, and services. This restriction applies to all formats and platforms now known or hereafter developed, whether written, printed, oral or electronic (including, without limitation, emails, blogs, internet and social media sites, "tweets," chat or news rooms, podcasts, webcasts or any online forum).
(b)Nothing in Section 9 or Section 12(a) is intended to or shall be interpreted to restrict the respective rights and or obligations of Employee: (i) to testify truthfully in any forum; (ii) to contact, cooperate with, or provide truthful testimony and information to any government agency or commission; (iii) to comply with any law or legal duty; or (iv) to seek to enforce this Agreement. Employee is not required to contact Employer regarding the subject matter of any such communications before engaging in such communications. Further, this Section does not in any way restrict or impede Employee from complying with any valid order of a court of competent jurisdiction or an authorized government agency; provided, however, that such compliance shall not exceed the extent required by such order.
13.Nonadmission of Wrongdoing. The Parties agree that neither this Separation Agreement nor the furnishing of the consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.
14.Job References. Employee shall direct all individuals inquiring about Employee’s employment with Employer to Employer’s Human Resources Department, which will follow Employer’s policy by responding with only Employee’s last position and dates of employment; provided, however, that this provision shall not apply to any request from a prospective employer who provides a release signed by Employee pursuant to the Fair Credit Reporting Act or any state counterpart. Employer will not disclose to a prospective employer the circumstances of Employee’s separation, including whether it was voluntary or involuntary, but will respond truthfully to any requests for information from any government agency.
15.Consideration and Revocation Periods – Notice.
(a)Employee acknowledges that Employee already has attained the age of forty (40) and understands that this is a full release of all existing claims, whether currently known or unknown, including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act.
(b)Employee further acknowledges that Employee has been advised to consult with an attorney of Employee’s own choosing before signing this Separation

Agreement, in which Employee waives important rights, including those under the Age Discrimination in Employment Act.
(c)By executing this Separation Agreement, Employee also acknowledges that Employee has been afforded at least twenty-one (21) calendar days to consider the meaning and effect of this Separation Agreement and to discuss the contents and meaning of this Separation Agreement, as well as the alternatives to signing this Separation Agreement, with an attorney of Employee’s choosing. Employee agrees that the twenty-one (21) day consideration period began on the date this Separation Agreement first was delivered to Employee and that if Employer changes any of the terms of the offer contained in this Separation Agreement (whether the changes are material or not), the twenty-one (21) day consideration period shall not be restarted but shall continue without interruption.
(d)Employee understands that the releases contained in this Separation Agreement do not extend to any rights or claims that Employee has under the Age Discrimination in Employment Act that first arise after execution of this Separation Agreement.
(e)If Employee signs this Separation Agreement before the twenty-one (21) day consideration period expires, the seven (7) day revocation period (described in Section 15(f) below) immediately shall begin. If Employee signs this Separation Agreement before the twenty-one (21) day consideration period expires, Employee agrees that Employee knowingly and voluntarily has accepted the shortening of the twenty-one (21) day consideration period and that Employer has not promised Employee anything or made any representations that are not contained in this Separation Agreement. In addition, if Employee signs this Separation Agreement before the twenty-one (21) day consideration period expires, Employee acknowledges and affirms that Employer has not threatened to withdraw or alter the offer contained in this Separation Agreement prior to the expiration of the twenty-one (21) day consideration period.
(f)Employee may revoke this Separation Agreement for a period of seven (7) calendar days following the date Employee signs it. Any revocation during this period must be submitted in writing and state, “I hereby revoke my acceptance of our Confidential Separation Agreement and General Release of All Claims.” The revocation must be emailed to Alan Reid (alan.reid@sanmina.com) within seven (7) calendar days after Employee’s execution of this Separation Agreement. This Separation Agreement shall not become effective and enforceable until the seven (7) day revocation period has expired.
16.Effective Date. Unless revoked, this Separation Agreement shall be effective on the eighth (8th) day after the date on which Employee executes it.
17.Final and Binding Arbitration and Governing Law. The Parties agree that in the event any disputes arise relating to the terms of this Agreement, their interpretation, and any of the matters herein released, the Parties shall submit such disputes to final and binding arbitration in San Jose, California before the American Arbitration Association (AAA) applying the laws of the State of California, notwithstanding any conflict of laws rules. Employer shall be responsible for any arbitration filing fee and other case management or administrative fee required by AAA. The cost of the arbitrator and, if charged separately, meeting room will be split equally between the Parties. In an action to enforce any term or terms of this Agreement or to seek damages for breach of this Agreement, the prevailing party in that action shall be entitled to recover costs and reasonable attorney’s fees.
18.Amendment. This Separation Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Separation Agreement.
19.Miscellaneous.
(a)This Separation Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Separation Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.
(b)The section headings used in this Separation Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.
(c)This Separation Agreement was the result of negotiations between the Parties. In the event of vagueness, ambiguity, or uncertainty, this Separation Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties prepared it jointly.
(d)If Employee or Employer fails to enforce this Separation Agreement or to insist on performance of any term, that failure does not constitute a waiver of that term or of the Separation Agreement. The Separation Agreement remains in full force and effect anyway.
20.Entire Agreement. This Separation Agreement sets forth the entire agreement between the Parties, and fully supersedes any prior agreements or understandings between the Parties, except the PII Agreement specifically identified in Section 10(a), which is incorporated (as amended by this Separation Agreement) herein by reference. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Separation Agreement, except for those set forth in this Separation Agreement.

EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS SEPARATION AGREEMENT PRIOR TO SIGNING IT. EMPLOYEE FURTHER UNDERSTANDS AND ACKNOWLEDGES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
FOR THE AVOIDANCE OF ANY DOUBT, IF EMPLOYEE ELECTS NOT TO SIGN THIS SEPARATION AGREEMENT WITHIN THE TWENTY-ONE CALENDAR DAY CONSIDERATION PERIOD, THE EMPLOYER’S OFFER OF CONSIDERATION WILL BE, AND WILL BE DEEMED, WITHDRAWN WITHOUT FURTHER ACTION OR NOTICE, AND THIS SEPARATION AGREEMENT, AND EACH OF ITS TERMS, SHALL BE NULL AND VOID.
HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION SET FORTH IN SECTION 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES AS OF THE DATE OF EXECUTION OF THIS SEPARATION AGREEMENT.
IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Separation Agreement as of the date set forth below:
Executed on December 13, 2023    ____/s/ Kurt Adzema________________
KURT ADZEMA

SANMINA CORPORATION
Executed on December 13, 2023    By:    ___/s/ Alan Reid_____________________
Alan Reid
Executive Vice President, Global Human Resources